Exhibit 99.1

FOR IMMEDIATE RELEASE:

DrugMax Announces Preliminary Results for First Quarter 2006

Revenues and Margins Increase Sequentially from Q4 2005
The Company Reaffirms 25% Sales Growth for 2006

Farmington, CT, April 10, 2006 - DrugMax, Inc. (Nasdaq: DMAX) announced preliminary financial results for the first quarter ended March 31, 2006 and the Company’s strategic outlook for the remainder of 2006.

First Quarter 2006 Highlights
▪	Revenues are expected to be between $56 and $57 million, representing 6.8% to 8.7% sequential growth from the fourth quarter of 2005
▪	Gross margin expected to be between 19.5% and 20%, compared to 18.3% in the previous quarter.
▪	Target positive EBITDA is expected in the second quarter of fiscal 2006
▪	Days payable outstanding are approximately 19 days in the first quarter 2006, having decreased from over 50 days in the first quarter 2005

2006 Strategic Outlook
Pursuant to the Company’s previous announcements, the Company will only complete acquisitions on a very cautious basis that are certain to be accretive to earnings in 2006. After conducting a thorough review of the previously announced acquisition target, Carmichael’s, DrugMax has recognized fundamental differences in financial accounting methods and systems which would make proceeding with the acquisition imprudent at this time. DrugMax will continue to focus on organic growth as its primary avenue of achieving its financial targets in areas which the Company has identified to be the higher margin and higher revenue growth business lines. These areas include initiatives for Worksite PharmaciesSM, specialty pharmaceuticals, institutional pharmaceutical sales, and physician pharmaceutical distribution in pursuit of building an integrated pharmacy platform with a diversified base of sales channels. The Company believes it has adequate cash and cash availability to finance its strategic initiatives of organic growth throughout 2006.

Ed Mercadante, R.Ph., Chairman and Chief Executive Officer of DrugMax, stated, “We are extremely pleased with the way 2006 has been progressing. Revenues are growing in line with our projections and margins are expanding as we execute on many of the initiatives we began in late 2005. Additionally, over the last two quarters, we have significantly improved our creditworthiness by reducing days payables outstanding without increasing our borrowings. As we look ahead, we are confident that we are pursuing the right strategy that will allow us to achieve our 25% revenue growth target for 2006 organically, and that we have enough capital to support this growth.”

About DrugMax, Inc.

DrugMax, Inc. is a specialty pharmacy and medical specialty product provider formed by the merger on November 12, 2004 of DrugMax, Inc. and Familymeds Group, Inc. DrugMax works closely with doctors, patients, managed care providers, medical centers and employers to improve patient outcomes while delivering low cost and effective healthcare solutions. The Company is focused on building an integrated specialty drug platform through its pharmacy and specialty pharmaceutical operations. DrugMax operates 85 locations, including 7 franchised locations, in 14 states under the Arrow Pharmacy & Nutrition Center and Familymeds Pharmacy brand names. The Company also operates Worksite PharmacySM, which provides solutions for major employer groups, as well as specialty pharmaceutical distribution directly to physicians and other healthcare providers. The DrugMax platform is designed to provide services for the treatment of acute and complex health diseases including chronic medical conditions such as cancer, diabetes and pain management. The Company often serves defined population groups on an exclusive, closed panel basis to maintain costs and improve patient outcomes. DrugMax offers a comprehensive selection of brand name and generic pharmaceuticals, non-prescription healthcare-related products, and diagnostic supplies to its patients, physicians, clinics, long- term care and assisted living centers.

As previously disclosed in DrugMax’s Form 10-K for fiscal 2005, the opinion from its independent registered public accounting firm on its consolidated financial statements as of December 31, 2005 and January 1, 2005 and for each of the three years in the period ended December 31, 2005 was modified with respect to the substantial doubt surrounding DrugMax’s ability to continue as a going concern.

More information about DrugMax can be found at http://www.drugmax.com. The Company's online product offering can be found at http://www.familymeds.com.

Safe Harbor Provisions

Certain oral statements made by management from time to time and certain statements contained in press releases and periodic reports issued by DrugMax, Inc., including those contained herein, that are not historical facts are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Because such statements involve risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Forward-looking statements are statements regarding the intent, belief or current expectations, estimates or projections of DrugMax, its directors or its officers about DrugMax and the industry in which it operates, and include among other items, statements regarding its first quarter revenues and gross margins, its business and growth strategies, its future profitability and its ability to continue as a going concern. Although DrugMax believes that its expectations are based on reasonable assumptions, it can give no assurance that the anticipated results will occur. When used in this report, the words "expects," "anticipates," "intends," "plans," "believes," "seeks," "estimates," and similar expressions are generally intended to identify forward-looking statements. Important factors that could cause the actual results to differ materially from those in the forward-looking statements include, among other items, management's ability to successfully implement its business and growth strategies, including its ability to acquire other businesses, open new Worksite locations, and improve sales and profitability. DrugMax disclaims any intention or obligation to update or revise forward-looking statements, whether as a result of new information, future events or otherwise.

For more information, contact:

Cindy Berenson
DrugMax, Inc.
860.676.1222 x138
berenson@familymeds.com

Or

Brandi Piacente
The Piacente Group
212-481-2050
brandi@thepiacentegroup.com